Exhibit (a)(5)(vi)

GIGOPTIX ANNOUNCES FINAL RESULTS

OF MODIFIED DUTCH AUCTION TENDER OFFER

GigOptix Accepts for Purchase

Approximately 700,000 Shares of its

Common Stock for Approximately $2.0 Million

SAN JOSE, CALIF. – May 22, 2012 – GigOptix, Inc. (NYSE MKT: GIG) (“GigOptix”), a leading fabless supplier of semiconductor and optical components that enable high speed information streaming, announced today the final results of its modified Dutch auction tender offer, which expired at 11:59 p.m., New York City time, on Tuesday, May 15, 2012.

A total of 1,693,614 shares of GigOptix’s common stock were properly tendered and not properly withdrawn at or below the purchase price of $2.85 per share.

In accordance with the terms and conditions of the tender offer, GigOptix acquired approximately 701,754 shares of its common stock at a price of $2.85 per share, for an aggregate cost of approximately $2.0 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 3.25% percent of the shares of common stock outstanding as of March 27, 2012, the last trading day before commencement of the tender offer.

Due to the oversubscription of the tender offer, GigOptix accepted for purchase approximately 41% of the shares properly tendered and not properly withdrawn at or below the purchase price of $2.85 per share by each tendering stockholder (other than “odd lot” holders whose shares were purchased on a priority basis).

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to stockholders by the depositary.

Stockholders who have questions may call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

About GigOptix

GigOptix is a leading fabless supplier of semiconductor and optical components that enable high-speed end-to-end information streaming over the network and address emerging high-growth opportunities in the communications, industrial, defense and avionics industries. The Company offers a unique broad portfolio of Drivers, TIAs and TFPSTM optical modulators for 40G and 100G fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz and drivers. GigOptix also offers a wide range of ASIC solutions through its ChipX product line. To learn more about GigOptix, visit http://www.gigoptix.com.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares of GigOptix common stock.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: factors that may affect the integration and results of GigOptix’ merger with Endwave, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, further adjustment to the Endwave restructuring expenses, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Source: GigOptix, Inc.

Media:

GigOptix, Inc.

Parker Martineau, 408-522-3100

Corporate Communications Manager

pmartineau@gigoptix.com

or

Investor Relations:

The Blueshirt Group, LLC

Matthew Hunt, 415-489-2194

Account Manager

matt@blueshirtgroup.com